Exhibit 99.1

Company Contact:	IR Contact:
Joseph Dwyer	Matthew Hayden
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	matt@haydenir.com
(201) 935-3400	(858) 456-4533

AXS-One Reports Fourth Quarter and

Year-End Financial Results

RUTHERFORD, N.J., February 10 / PRNewswire-FirstCall / – AXS-One Inc. (Amex: AXO), a leading provider of Records Compliance Management (RCM) software solutions today announced its financial results for the fourth quarter and fiscal year ended December 31, 2004.

Total license revenues for the fourth quarter increased 45 percent to $2.0 million from $1.4 million in the fourth quarter of 2003, and 54 percent sequentially when compared with $1.3 million for the third quarter of 2004.  Records Compliance Management (RCM) license revenues were $1.0 million, an 8.8 percent sequential increase from those reported in the third quarter.  Total revenues for the fourth quarter were $8.9 million, a decrease of 15.2 percent, compared with revenues of $10.4 million in the fourth quarter of 2003.  Total expenses increased 15 percent to $11.1 million compared to $9.6 million in the fourth quarter of 2003, resulting from management’s ongoing commitment to enhance sales, marketing and research and development functions related to the Company’s RCM product strategy.  The Company reported an operating loss of $2.2 million for the fourth quarter, resulting in a net loss of $1.7 million, or $(0.06) per diluted share compared to income from operations of $830,000 in the fourth quarter of last year and to net income of $816,000, or $0.03 per diluted share.

The revenue decline in the fourth quarter is attributable to a decrease in services revenue resulting from the Company’s strategic shift to RCM products and the completion in 2004 of several large enterprise implementation projects.  The Company believes that both consulting and maintenance revenues will stabilize with the expected growth in RCM implementations going forward.

“Since I joined AXS-One in April of last year, we have focused on leveraging the Company’s core competencies in compliance, archiving and workflow to become the leader in Records Compliance Management, which will enable us to provide consistent and predictable growth into the future,” said Bill Lyons, Chairman and CEO of AXS-One.  “As discussed in previous quarters, a priority has been to repackage our products for a channel sales model.  We delivered Version 3 of our AXS-One Compliance Platform™ suite to plan and have been able to put the quality of our solution to the test, with new customers signed in all territories.  Our relationship with Sun Microsystems was significantly expanded to become a full blown global “Technology Development and License Agreement”, under which Sun is marketing, licensing, selling, implementing and supporting our entire AXS-One Compliance Platform product suite worldwide both directly and through their global reseller network.  By the time we announced this much anticipated agreement on January 19th, we were concluding our first joint sale, which has since been signed.

Revenues for fiscal 2004 were $38.4 million, a decrease of 3.2 percent from the $39.7 million reported in the corresponding prior year period.  License revenues for the year increased 5.2 percent to $6.8 million from $6.4 million in 2003.  Operating expenses increased 18.5 percent to $44.0 million compared to $37.1 million reported for fiscal 2003, including $1.0 million in restructuring and other costs.  The Company reported a net loss of $5.2 million, or $(0.19) per diluted share, compared to net income of $2.3 million, or $0.09 per diluted share last year.

Mr. Lyons continued, “Our channel business model is firmly established, the sales pipeline is healthy and growing and the first successes from partners have been realized, validating our strategy.  The costs associated with expanding our management team, implementing our sales and marketing strategy, and finalizing development of our major software offerings, AXS-One Compliance Platform Version 3 and AXS-Link for SAP are now complete.  Today, we believe AXS-One possesses both the capital and human resources necessary to deliver substantial operating improvements, including both licensing growth and profitability in 2005.”

Highlights from the Fourth Quarter include:

•                  Technology Development and Licensing Agreement signed with Sun Microsystems. Under the terms of this agreement, Sun will market, license, implement, and support the AXS-One Compliance Platform worldwide.

•                  First joint sale signed with Storage Tek and formal partnership plans in process.

•                  General Availability of AXS-One Compliance Platform Version 3.0 including Retention Manager, providing new functionality for electronic Records Management. Licenses of Version 3.0 were reported in all territories this quarter.

•                  General Availability of AXS-Link for SAP Version 1.5 with eight new customer licenses across the geographies including Mantrack, Tenaga and BPB Gypsum.

•                  Continued channel development with revenues coming from partners and resellers including  StorageTek, Sector, and IMlogic.

The Company had $4.8 million in cash and cash equivalents at December 31,2004, a 63 percent increase compared to the $2.9 million reported at December 31, 2003.

Conference call information

Management will conduct a conference call to discuss these results at 5 p.m. Eastern on February 10, 2005. Interested parties can participate in the call by dialing 706-645-0399 or can access the webcast at www.axsone.com. The webcast will be archived for 30 days following the call. Interested parties may submit questions that they would like answered during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live CCBN webcast that will be available via the Company website www.axsone.com. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One web-site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, “The Records Compliance Management Company”, e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, AXS-Link and Tivity are trademarks of AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,809	$2,946

Accounts receivable, net of allowance for doubtful accounts	6,084	5,541

Due from joint venture	68	107

Prepaid expenses and other current assets	1,283	659

Total current assets	12,244	9,253

Equipment and leasehold improvements, net of accumulated depreciation	509	336
Capitalized software development costs, net of accumulated amortization	1,886	2,364

Other assets	142	197
Total assets	$14,781	$12,150

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$547

Accounts payable and accrued expenses	5,687	4,848

Due to joint venture	29	4

Deferred revenue	9,786	8,946

Total current liabilities	15,502	14,345

Long-term deferred revenue	303	1,504

Stockholders’ deficit:	(1,024)	(3,699)
Total liabilities and stockholders’ deficit	$14,781	$12,150

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
License fees	$2,011	$1,389	$6,781	$6,443

Services	6,825	9,018	31,446	32,948

Other-related parties	28	40	209	300
Total revenues	8,864	10,447	38,436	39,691
Operating expenses:

Cost of license fees	444	434	1,923	1,524

Cost of services	4,160	4,050	17,086	15,832

Sales and marketing	2,869	1,762	9,565	7,297

Research and development	1,982	1,883	7,999	6,832

General and administrative	1,600	1,488	6,411	5,634

Restructuring and other costs	—	—	1,020	—

Total operating expenses	11,055	9,617	44,004	37,119

Operating income (expense)	(2,191)	830	(5,568)	2,572
Other income (expense):

Interest income	39	24	144	73

Interest expense	—	(30)	(14)	(197)

Gain on sale of subsidiary	—	—	—	71

Equity in losses of joint venture	(40)	(148)	(162)	(114)

Other income (expense), net	239	(16)	171	(188)
Other income (expense), net	238	(170)	139	(355)
Net income (loss) before income taxes	(1,953)	660	(5,429)	2,217

Income tax benefit	227	156	217	99
Net income (loss)	$(1,726)	$816	$(5,212)	$2,316

Basic net income (loss) per common share	$(0.06)	$0.03	$(0.19)	$0.09
Weighted average basic common shares outstanding	28,293	24,995	27,395	24,945
Diluted net income (loss) per common share	$(0.06)	$0.03	$(0.19)	$0.09
Weighted average diluted common shares outstanding	28,293	27,279	27,395	26,264

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s documents and reports filed from time to time with the Securities and Exchange Commission.